Contract No: OSVRLWF150709-082(E)

Beijing Lucky Goldstar Building Development Co., Ltd.

And

NetSol Technologies Ltd.

For

Unit 03, 15th Floor, West Tower of Twin Towers

Tenancy Agreement

INDEX

Landlord: Beijing Lucky Goldstar Building Development Co., Ltd.

Legal Address: 7th Floor, West Tower, B12 Jianguomenwai Dajie, Chao Yang District, Beijing, P.R.China.

Post Code: 100022

Authorized Representative: Pahk Yuhn Sihk Position: General Manager

Telephone: 5120 8000 Fax: 5120 8050

Tenant: NetSol Technologies Ltd.

Legal Address: NetSol IT Village, NetSol Avenue, Main Ghazi Road
Lahore Cantt. 54792, Pakistan

Business License:

Post Code:

Authorised Representative: Paul Grace Position: NetSol Technologies Representative in China

Telephone: 0092 42 111 44 8800 Fax: 0092 42 572 6740

This Tenancy Agreement (hereinafter referred to as "the Agreement") is made between the parties this 29 day of June 2007 after consultation and the parties agree on the following terms unanimously:

ARTICLE 1: PURPOSE AND SCOPE OF TENANCY

Clause 1: The Tenant agrees to take and the Landlord agrees to let the premises situate at Unit [03], [15th] Floor, West Tower of Twin Towers, No. B12, Jianguomenwai Avenue, Chaoyang District, Beijing, People's Republic of China (hereinafter referred to as "the Premises") as the Tenant's office.

Total floor area of the Premises is 131.23 sq.m. The Floor Plan of the Premises is set forth in Annex I of this Agreement. (Annex I refers to a floor plan and the location of the Premises is marked and colored thereon. The plan is for reference only.)

Clause 2: The Landlord shall deliver the Premises to the Tenant in accordance with "The condition of the Premises when being delivered to the Tenant" as stated in Annex II of this Agreement. The Tenant shall recognize it by signing on the Landlord's notice after examination on the entrance day.

Clause 3: The Tenant shall have the right to use the common areas as prescribed by the Landlord together with others equally. Such common areas shall include the elevators, public corridors, toilets, main lobby and other common facilities.

Clause 4: The Tenant shall use Premises as an office premises only.

ARTICLE 2: LEASE

Clause 1: The Lease will be two(2) Years, commencing from August 15, 2007 and expiring on August 14, 2009. The Lease shall

commence on August 15, 2007.

Clause 2: The period commencing on July 1, 2007 and expiring on August 14, 2007 shall be the Fitting-out Period. There shall be no Rental for the Fitting-out Period but the Tenant shall pay the Management Fees and other actual expenses incurred in fitting out the Premises during the said period.

ARTICLE 3: RENTAL

Clause 1: The Landlord shall collect Rental from the commencement date of the tenancy as stated in this Agreement.

Clause 2: The Rental of the Premises shall be calculated on the basis of calendar month. The monthly Rental of the initial lease term for the Premises shall be RMB 28,680.32 . For the months of the first and last Rental payments within the Lease, the amount of the Rental shall be calculated by reference to the aggregate number of days the Premises being actually rented to the Tenant for those months in proportion to the Rental for the whole month. The Rent shall be paid into the account designated by the Landlord in RMB; if the Tenant chooses to pay the Rent in Dollar, the amount actually receipt in the target account of the Landlord shall be deemed as the payment by the Tenant.

Clause 3: The Rental shall be pre-paid on or before the 5th working day of each calendar month. The Rental for the first month of the tenancy under this Agreement shall be paid at the time when the Premises is formally delivered for use.

Clause 4: The Tenant shall punctually pay the Rental and Other Charges which have become due in accordance with the way and time prescribed by this Agreement. The Tenant shall pay overdue fine to the Landlord according to the number of days of delay in payment and the overdue fine shall be calculated at the daily rate of 0.6% of the payable amount.

ARTICLE 4: MANAGEMENT FEES AND CAR-PARKING SPACE

Clause 1: Management Fees shall be RMB 31.45 per square meter, per calendar month, totaling RMB 4,127.18 per month and shall pay with the Rental. The Management Fees shall include all contributions towards the cost for and in providing central air-conditioning, maintaining environmental hygiene of the Building, installing and maintaining common facilities, providing water electricity and communication services for use in the common areas, Property All Risks Insurance, Machinery Breakdown Insurance and Public Liability Insurance, remuneration and other benefits for security guards and any other building services provided by the Landlord. The Landlord shall be entitled to revise the Management Fees periodically due to the increase of operation cost and any readjustment of the Management Fees, if any, shall be notified in writing to the Tenant and shall take effect from next month of the date specified in such notice.

Clause 2: The Property Management Company shall have the right to decide the commencement date and termination date for the supply of heating and cooling. During the period of supply, the time of supply shall be from 8:00 am to 6:00 pm from Monday to

Friday. There shall be no supply on Saturday, Sunday and National statutory holidays. If the Tenant wants to prolong the time for the supply of heating or air-conditioning, he must make prior application to the Property Management Company and pay the extra heating or air-conditioning charges.

Clause 3: Mechanical car-parking spaces in basement 4 at a monthly rental of RMB900 (inclusive of RMB200 property management fee) per space. Regular car-parking spaces in basement 4 at a monthly rental of RMB1200 (inclusive of RMB200 property management fee) per space.

ARTICLE 5: OTHER CHARGES

The Tenant shall pay all utilities connections at and in the Premises according to the installed sub-meters or the account book produced by the Landlord inclusive of guarantee and electricity . All fees and charges including car-parking, telephone services, internet, telecommunication services, extra heating or air-conditioning charges in the Premises and other services payable by the Tenant shall be paid in the Terms and Conditions in the Service Directory.

ARTICLE 6: GUARANTEE

Clause 1: The Guarantee shall be RMB98,422.50 (The amount shall be adjusted pursuant to provisions under Article 4 Clause 1 in this Agreement). The Tenant shall pay to the Landlord RMB32,807.50 within 7 days of the signing of the Letter of Offer,

and shall pay to the Landlord RMB65,615.00 within 7 days of signing of this Agreement, as the Guarantee to secure the due performance of the terms of this Agreement on the part of the Tenant.

Clause 2: If the Tenant breaches any provision of this Agreement, the Landlord shall be entitled to request for performance of the Agreement by the Tenant. If after request the Tenant still fails to perform his obligations under this Agreement, the Landlord shall be entitled to forfeit the whole or part of the Guarantee to compensate his loss. If the Guarantee shall become less than the amount as prescribed under Clause 1 of this Article after the Landlord has used the Guarantee to pay the amount due by the Tenant in accordance with this Agreement, the Tenant shall upon receipt of notice from the Landlord forthwith pay such amount as may be sufficient to make up the deficiency of the Guarantee. If the Tenant fails to make up the Guarantee within 15 working days after receipt of written notice from the Landlord, the Landlord shall have the right to terminate this Agreement.

Clause 3: In case this Lease expires in accordance with this Lease the Tenant shall:

1. Be in full compliance with all the terms of this Agreement; or the Tenant has paid the compensation to the Landlord as a result of his breach of the relevant provisions of this Agreement causing the earlier termination of the tenancy;
2. return the Landlord's equipment and facilities in the Premises in clean and good condition to the Landlord;
3. remove, when moving out of the Premises, voluntarily any remodification and newly added fixture to the Premises during

the period of lease and restore the Premises to its original state, unless the landlord has agreed in writing to keep them.

Within 30 working days after the Tenant implements the obligations stipulated above, the Landlord shall return the Guarantee to the Tenant without paying any interest.

Clause 4: The Tenant shall not assign or mortgage the Guarantee and shall not use the Guarantee to offset the Rental or Other Charges which have become due.

Clause 5: If there shall be any change of the Landlord within the period of tenancy, the rights and obligations over the Guarantee paid by the Tenant or the balance of the Guarantee left after the Landlord has exercised his right of deduction in accordance with this Agreement shall be fully taken up by the new Landlord.

Clause 6: If there shall be any increase in the Property Management Fees within the Lease, the Tenant shall within 15 working days after receipt of written notice from the Landlord make up the deficiency of the Guarantee. At any time during the Lease, the Guarantee shall be equivalent to the aggregate amount of 3 months' Rental and Management Fees at the time.

Clause 7: If the Tenant shall fail to pay the Guarantee in accordance with the provisions of this Article, the Landlord shall have the right to terminate this Agreement.

ARTICLE 7: FITTING-OUT AND ALTERATION

Clause 1: Within 10 days after the Lease is concluded, the Tenant shall submit various final design-concerned drawings, plans, materials and budget about decorating and arranging internal equipment and accessories to the Property Management Company for approval. The Tenant shall pay to the Property Management Company the Fitting-out Guarantee reserved in the Fitting-out Regulations. The Property Management Company shall notify the Tenant of the vetting result within 10 working days (time of approval by designing institute and government departments is not included) after the Tenant's submission of the drawings. If the Tenant wants to make any alteration to the air-conditioning and fire-protection in the Premises, the alteration must be carried out by the professional company for air-conditioning and fire prevention alteration appointed by the Property Management Company.

Clause 2: The Tenant must obtain the written approval from the Landlord if the Tenant wants to make any material alteration to the building structures and main facilities of the Premises. All incidental expenses incurred for employing mechanical engineering, structural engineering or other professional consultants to approve the working plan shall be borne by the Tenant (whether the application has been approved or not). The Landlord can only make the employment after informing the Tenant of the items and amount of the relevant consultant fees in advance and provided the same are acceptable to the Tenant.

Clause 3 : The Tenant may not carry out the following activities without obtaining the prior written approval from the Landlord and the

approval from the relevant government authorities in charge if such is required :

Any alteration to the construction structures of the Premises;
Marking, painting, drilling holes, installing hooks on the exterior walls of the Premises or any part of Tower of Twin Towers ;
Breaking, cutting or connecting any channels of Tower of Twin Towers;
Using any method to demolish the interior/exterior appearances of the Premises or Tower of Twin Towers including but not limited to: using the interior/exterior walls and the window of Tower of Twin Towers to stick or hold advertisement board and promotion materials;
Privately installing or adding any air-conditioner, heating and cold producing equipment, cooking equipment and other mechanical or fixed facilities; and
Installing clothes hangers, flagstaff, antenna or other protruding materials.

If the Tenant shall be in breach of the above provisions, the Tenant shall restore the situation to its original condition within 7 days after the issuance of written notice by the Landlord. The Landlord shall have the right to remove such unauthorized alteration and addition of equipment and installations without giving notice to the Tenant and all incidental expenses thereby incurred shall be borne by the Tenant.

Clause 4: In case that the Tenant wants to decorate once more or renovate the Premises, the Tenant shall by no means affect the structure, compartment, benefits of other lessees and users of the Premises, the Tenant shall submit before the beginning of the

Project the program and planning to the Landlord for examination and ratification. Only with the consent of the Landlord and the relevant departments (if required) can the Tenant carry out the decoration. In case of any change or impairment due to the decoration of the Tenant, the expenses thereof shall be borne by the Tenant.

Clause 5: the Landlord approving the Tenant's fitting-out plans and specifications as above shall not exonerate the Tenant from its obligation to seek at its own costs the appropriate approval(s) from all relevant competent government authorities in Beijing to the fitting-out plans and specifications that the Landlord has approved before commencing the fitting-out works. the Landlord shall not be responsible for any consequence resulting from the Tenant's non-compliance with any requirement stipulated and/or imposed by the said relevant competent government authorities.

Clause 6: The Tenant shall restore the Premises to its original condition before the Premises is returned to the Landlord on the expiring date of the Lease.

ARTICLE 8: ENTRY

Clause 1: If it shall become necessary for the Landlord or his agents and servants to carry out any maintenance, cleaning, security protection, fire prevention, rescue work to the Premises or Twin Towers and upon other management requirement, the Landlord must first contact with the Tenant or the Property Management Company and with consent shall be allowed to enter the Premises to do the work. In case of emergency and it is not

possible to get any prior contact with the Tenant, the Landlord may have direct contact with the Property Management Company and enter the scene to carry out necessary measures under permitted circumstances. Immediately after the entry, the Landlord shall report the same to the Tenant but shall not assume responsibility for any loss caused thereby.

Clause 2: If no agreement has been signed by the parties to renew the tenancy, the Tenant shall not object and the Landlord may accompany new tenant to view the Premises during normal working hours and on 1 day advance notice used by the Tenant within 90 days before the expiry of this Agreement. The Tenant shall provide assistance to the Landlord.

Clause 3: The Tenant shall give prior written notice to the Property Management Company if the Tenant wants to remove any large item of goods for his own use from Twin Towers. Upon the written approval of the Property Management Company, the removal shall be conducted in accordance with the time and route specified by the Property Management Company of Twin Towers.

Clause 4: All the staff of the Tenant shall go through the registration procedures when entering or leaving the Office Tower of Twin Towers during non-working business days, holidays or after normal business hours. For that, the Tenant shall provide a name list of the staff working in the Premises together with their changes to the Landlord.

ARTICLE 9: TENANT'S OBLIGATIONS

Clause 1: The Tenant shall pay the Rental and Other Charges under this Agreement punctually.

Clause 2: The Tenant must act legally in strict compliance with the laws and regulations of the People's Republic of China. The Tenant has the obligation to ensure the fit-out work and partitions within the Premises to comply with the requirements of fire prevention, building or other relevant regulations and ordinances.

Clause 3: The Tenant must comply with all the provisions of this Agreement and the regulations of the Property Management Company of Twin Towers and shall cooperate with the Landlord or the Property Management Company of Twin Towers in relation to the property management work. The Tenant shall comply with the Tenant's regulations of Twin Towers and the regulations as stated in the fitting-out handbook.

Clause 4: The Tenant may use the common areas and facilities of Twin Towers in accordance with the provisions of this Agreement but shall be responsible to keep the Premises and the common areas in a clean condition and the equipment, facilities therein in a good condition. Such equipment, facilities shall include the decoration materials and other immovable fixtures on the floor, walls, ceilings, such as doors and windows, electrical facilities, furniture, sanitary utilities, etc. The repairing charges for any damage caused to the Premises and the said equipment, facilities (fair wear and tear and force majeure excepted) shall be borne by the Tenant.

Clause 5: To avoid the overloading of designed electricity, if the Tenant wants to install electrical equipment within the Premises due to actual requirements, the Tenant must obtain the prior written approval of the Property Management Company.

Clause 6: Not to place any thing on the floor of the Premises which will exceed the limit of floor loading (the designed floor loading of Twin Towers shall be 250 Kilograms/square meter). The Landlord reserves the right to specify the weight and the area for the placement of all the safety wardrobes, equipment so as to equalize the designed load. Such office equipment, installations and mechanical equipment which the Landlord permitted to move in and which cause vibration, noise and excessive heat shall be put on a stand in order to avoid interference with other tenants. The costs for buying the stand shall be borne by the Tenant.

Clause 7: Not to place any weapon, gunpowder, niter, ammunition, oil or other inflammable, explosive and dangerous goods, prohibited goods and goods that emit strong smell. The Tenant shall not produce or emit any strong and special smell or polluted air from the Premises.

Clause 8: Not to carry out any illegal or immoral activities or any activities which might cause damage or obstruction to the Landlord or other tenants of Twin Towers within the Premises, nor operate or conduct any business or behavior impairing the image of the Premises as a high-grade shopping center and office building.

Clause 9: Not to pile up or leave any goods, furniture, rubbish in the doors and lobby, staircases, ways and other common areas of Twin Towers. Not to block the said areas and fire dispersion ways so

as to affect the use of fire prevention equipment. Not to occupy the common areas for exhibition, dispatch of promotion materials or other business activities. Not to hold any auction sales in the said areas and the Premises.

Clause 10: Not to produce any loud noise, vibration in the Premises and not to cause any nuisance to the third party, including but not limited to voices coming out from television, radio and other materials (Save and except as specially authorized by the Landlord but the voice volume should be controlled within the authorized scope).

Clause 11: To guarantee to comply with the regulations of the Property Management Company of Twin Towers to put the rubbish in the specified area and receptacle.

Clause 12: The Tenant shall take responsibility of the fire prevention, safety and public security of the Premises. Without written approval from the Landlord, the Tenant may not add any locks or change the original locks of the doors of the Premises (except those places designed for the storage of financial and confidential information within the Premises). The Tenant shall provide spare keys for the locks of the Premises to the Property Management Company. If an emergency arises and it is not possible to contact the Tenant in advance, the Landlord and its agents and employees directly contact the Property Management Company and enter the scene of such emergency to carry out necessary measures under permitted circumstances. Immediately after such entry, the Landlord shall report such entry to the Tenant but shall assume no responsibility for any loss caused thereby.

Clause 13: The Tenant shall provide a photocopy of his business license as

Annex III of this Agreement.

Clause 14: Not to use the Premises for manufacture or storage of large quantities of goods, except exhibition materials and samples that are necessary for the Tenant's business. The Tenant may not use the Premises for any other purposes except with the written approval of the Landlord. The Tenant shall not allow any persons to cook in the Premises (except heating meals and making beverages) and shall not use the Premises as sleeping quarters. If the Tenant shall use the Premises other than the purposes as stated in this Agreement, the Landlord shall have the right to terminate this Agreement and the Tenant shall be responsible for breach of this Agreement.

Clause 15: Any act done by any person authorized by the Tenant to use or enter the Premises shall be treated as the personal act of the Tenant and the Tenant shall assume full responsibility in respect thereof.

Clause 16: Upon the happening of fire or other accidents, the Tenant shall forthwith inform the Property Management Company besides calling the Police immediately and doing all necessary measures.

Clause 17: Tenant shall not except with the consent of the Landlord, erect or display any propaganda materials, e.g., words, marks or advertisement out of the Premises, or any part of the Premises, including outer walls, or through any window. With the approval of the Landlord, the Tenant may display his name with the unified characters specified by the Property Management Company on the directory (if any) of Twin Towers. The Property Management Company shall have the full authority to arrange for

the production and placement of such unified characters for the Tenant and the Tenant shall bear the relevant costs. Under all the circumstances, the Property Management Company reserves the right to move such nameplate to any other place of Twin Towers.

Clause 18: The Tenant shall not carry out or allow others to carry out any activities that will or might cause the insurance policy or policies over the Premises and Twin Towers to become void. The Tenant shall pay the increased premium and other related expenses incurred by the Landlord for any renewal of such policy or policies rendered caused by a breach of this clause. If the Tenant shall be in breach of the above provisions and cause the insurance policy or policies over the Landlord to become void and thus makes the Landlord fail to receive the compensation or the insurance money be lessened, the Tenant shall compensate the loss so caused to the Landlord.

Clause 19: The Tenant shall insure adequate and effective property insurance on the properties within the Premises. The insurance premium shall be agreed by the Tenant and the insurance company. The Tenant shall provide sufficient documents to show he has purchased adequate insurance.

Clause 20: The Tenant shall not permit any other party to use the Premises by way of assignment of this Lease, sublease or any other ways or use jointly with other party. However, the Tenant may assign, sublet, or provide part of the Premises to the use of its affiliated companies with the prior written approval of the Landlord. The Tenant shall guarantee that the subsequent user of the Premises will comply with all provisions of this Agreement.

ARTICLE 10: LANDLORD'S OBLIGATIONS

Clause 1: To guarantee the Tenant to have a normal working environment. Not to interfere with the Tenant's normal work unless under special circumstances.

Clause 2: To guarantee the normal operation of the internal common facilities of Twin Towers and the maintenance of the building 's infrastructure. The Landlord shall dispatch workers to repair any defect upon receiving notice from the Tenant (except those which fall within the responsibilities of any tenants or users of Twin Towers). The Landlord shall not be responsible for any malfunction of the facilities in the Premises for reasons not caused by the Landlord and the Tenant's obligations to pay Rental and Other Charges under each and every provision of this Agreement shall not be affected.

Clause 3: During the Lease, the Landlord shall be responsible for replacement of those public and fixed installations, facilities which can no longer be repaired in the Premises but shall not be responsible for the replacement of those fixed installations, facilities or removable equipment installed by the Tenant as approved by the Landlord under the condition that no damage will be caused to the Premises.

Clause 4: To clean the exterior walls of Twin Towers (except those fall within the responsibilities of any tenants or users of Twin Towers), maintain the sanitary condition and to keep the sanitary facilities of the common areas of Twin Towers in good condition.

Clause 5: To provide 24-hour security service for the common areas of Twin Towers.

Clause 6: To provide heating and air-conditioning supply according to seasons.

Clause 7: To be responsible for the decoration of public area in Twin Towers.

Clause 8: To dispose of the general garbage of Twin Towers and to provide the relevant storage places and facilities.

Clause 9: To purchase effective insurance for the common areas and facilities of Twin Towers.

Clause 10: To provide such services as the Landlord may think available and necessary for the tenants and visitors of Twin Towers.

ARTICLE 11: LANDLORD RESERVED RIGHTS

Clause 1: The owners of public facilities shall have the right to let the service channels which supply or are capable of supplying Twin Towers or other buildings in the vicinity pass through the Premises without interruption. Upon obtaining the prior approval of the Landlord, the owners of public facilities or their working staff may enter the Premises to check, repair, change and build new service channels so as to connect Twin Towers or provide the right to use public facilities for other buildings in the vicinity.

Clause 2: During the period of tenancy, the Landlord shall have the right to

change the name of Twin Towers or any part thereof. The Landlord shall not be responsible for any possible expenses incurred by the Tenant as a result thereof but the Landlord shall give 3 months' notice in advance to the Tenant before any change of name.

Clause 3: If the Tenant shall fail to remedy the breach of any provision of this Agreement pointed out by the Landlord, the Landlord shall have the right to terminate services to the Premises or to take measures as the Landlord shall deem appropriate until the Tenant shall remedy the said breach and pay all the costs incurred thereby (including but not limited to overdue fine).

ARTICLE 12: TERMINATION

Clause 1: Upon the expiry of the tenancy or early termination of this Agreement, the Tenant shall handover the Premises in its original condition (normal wear and tear excepted) to the Landlord on the date of the expiry of the tenancy or early termination of this Agreement or within the time limit prescribed by the Landlord, and shall check the Premises and other ancillary facilities together with the Landlord. The Tenant shall bear any damage caused (fair wear and tear excepted). The Landlord shall have the right to take back the Premises in its existing condition at the time of the expiry of the tenancy or early termination of this Agreement without any compensation to the Tenant.

Clause 2: Under any one of the following situations, the Landlord shall have the right to terminate this Agreement and take back the Premises, the agreement shall then be terminated. The deposit paid by the

Tenant in accordance with Article 6 of this agreement will be forfeited, and shall be deemed as a penalty:

1. The Tenant operates illegally and in violation of any laws and regulations of the People's Republic of China.
2. Without consent of the Landlord, the Tenant changes the usage of the Premises or delivers, subleases, transfers the Premises or part of it to any other party.
3. The Tenant shall become bankrupt or is under the process of winding up (other than winding up due to merger or reconstruction), or any property in the Premises has been properly levied on or charged by legal authorities.
4. The Rental, Management Fees and Other Charges due under this Agreement shall become unpaid within 15 days after the same shall have become due.

Clause 3 : If the Tenant shall fail to handover the Premises, any decorations, furniture, installations, goods, materials, equipment or other articles left by the Tenant in the Premises shall be treated as abandoned by the Tenant. The Landlord shall have the right to handle the said articles in any way he likes and the Tenant shall not disapprove and hold the Landlord liable and request the Landlord to make any compensation. Meanwhile, the Landlord shall have the right to claim the Tenant for all the expenses incurred in removing, cleaning and handling the said articles.

Clause 4: In case this Lease can not be implemented any longer due to any Force Majeure stated in Article 13, this Lease shall be terminated upon the notice issued from one party to the other party pursuant to the provisions under Article 13 Clause 2. .

Clause 5: If the Tenant breaches any provision of this Agreement and fails to rectify such breach within 15 working days from receipt of written notice from the Landlord, the Landlord shall have the right to terminate this Agreement.

ARTICLE 13: FORCE MAJEURE AND EXEMPTION OF LIABILITIES

Clause 1: Should any party be prevented from executing the Lease due to such incidents as earthquake, typhoon, storm, fire disaster, war, rebellion and other unpredictable Force Majeure of which the happening and result can not be avoided, the Party confronted with such Force Majeure shall notify the other party by cable or fax and submit, within 15 days, the detailed situations of Force Majeure and the certificate of the reason that the Lease or part of the Lease can not be executed or it needed to be executed later. The certificate shall be issued or confirmed by the local notary office of the party confronted with the Force Majeure. The Party affected by such Force Majeure shall not be responsible for compensating the other Party.

Clause 2: If the Premises shall be rendered unfit for use or impossible for use due to force majeure or other reasons not related to the default of the Tenant and the Landlord's insurance payment has not yet been fully or partly refused, the Landlord shall repair the damage and restore the Premises to its original condition in timely fashion. If the Premises has not been repaired or rebuilt within 2 months after damage, either party may issue written notice to the other upon the expiry of 2 months after the Premises has been damaged to terminate this Agreement. The Tenant shall not be required to pay the Rental during the period

when the Premises is unfit for use. If any part of the Premises can still be used, after consultation and agreement between the parties, the Tenant may continue to use such part of the Premises and pay the Rental and other expenses in respect thereof.

ARTICLE 14: WAIVER OF RIGHTS

Clause 1: The Tenant hereby solemnly declares and undertakes to abandon the preemption right to buy the Premises and the Landlord may sell or assign the Premises to any third party without the consent of the Tenant. If the Landlord shall sell or assign the Premises at the time when this Agreement is valid, the Landlord must specify in the sale and purchase agreement or the assignment that the Assignee of the Premises shall assume and continue to perform this Agreement. The Tenant agrees that the Assignee shall be the only party to assume and perform all the Landlord's rights and obligations under this Agreement.

Clause 2: Acceptance of rent by the Landlord shall not be considered as any waiver of rights on the part of the Landlord in respect of any breach of this Agreement by the Tenant. Any waiver of rights by the Landlord under the provisions of this Agreement shall be valid only if it is signed in writing by the Landlord. The Tenant pays Rental or Other Charges less than the amount stipulated in this Agreement or an acceptance of insufficient amount of Rental or Other Charges by the Landlord from the Tenant shall not be considered as consent on the part of the Landlord to receive lesser payment; such acceptance shall not affect the Landlord's right to claim the Rental and payment in arrears and the

Landlord's right to take any other measures according to the laws of the People's Republic of China.

ARTICLE 15: SETTLEMENT OF DISPUTES

Clause 1: The laws of the People's Republic of China shall be applied towards the formation, interpretation, performance of this Agreement and the resolution of disputes relating to this Agreement. This Agreement shall be governed by the laws of the People's Republic of China.

Clause 2: All disputes in connection with this Lease or the execution thereof shall first be resolved through friendly negotiations. If the dispute is still unresolved, either party may submit the disputes for arbitration to the China International Economic and Trade Arbitration Committee(CIETAC) in accordance with its procedural rules then in force. The decision of arbitration shall be final and binding on both parties.

All arbitration fees (including the legal fees of both parties) shall be borne by the losing party, unless otherwise determined by the arbitration awarded.

ARTICLE 16: LEGAL EXPENSES

Each party shall bear its own legal costs of and incidental to this Lease and other related tax charged by the government in accordance with related regulations.

ARTICLE 17: OTHERS

Clause 1: This Agreement shall prevail if there shall be any discrepancy between any previous agreements, memoranda, telex communications signed by the parties and this Agreement.

Clause 2: Any amendment to this Agreement and any matters not dealt with in this Agreement shall be agreed by the parties and shall not take effect unless there is any signed and written agreement. All the annexes, ancillary agreements of this Agreement shall form an integral part of this Agreement and shall have the same legal validity of this Agreement.

Clause 3: Any notice required to be given under this Agreement shall be in writing, with the addressee marked clearly. Any such notice shall be deemed delivered if it is delivered in person or by registered post prepaid postage, to the legal address of the other party, or the most recently known business address in PRC of the other party.

Clause 4: Each of the provision under this Agreement is independent of one another. The legal validities of the remaining provisions of this Agreement shall not be affected if any provision shall be ruled void.

Clause 5: This Agreement and the annexes are written in Chinese and English in five originals with Chinese version having the legal validity. The Landlord and the Tenant shall each hold two originals and the Beijing Construction Committee (in charge of lease registration) hold one.

Clause 6: This Agreement shall take effect after the Landlord and the Tenant have signed and chopped this Agreement.

This Agreement is signed by the authorized representatives of the parties :

The Landlord: Beijing Lucky Goldstar Building Development Co., Ltd.

Signed & chopped:

Dated this 29th June, 2007

The Tenant: NetSol Technologies Ltd.

Signed & chopped: Paul Grace Authorised Signatory

Dated this day of 26th June, 2007

ANNEX I: FLOOR PLAN OF THE PREMISES



Unit 03, 15th Floor, West Tower

ANNEX II: DELIVERY CONDITION

(According as the Premises receiving records of the Tenant)

ITEM	DESCRIPTION
1. Corridor	According to the regulations of the fire prevention authorities, the corridors of the office building shall be equipped with fireproofed walls. On the main tenancy floors, corridors may be minimized in order to maximize the available area. But moving the corridor ceilings, lighting and diffuser to other places is forbidden.
2. Door	A glass bidirectional sliding door is provided in the center of single room
3. Floor padding, wiring and cables	100mm floor padding is provided, including standard outlet, socket, wire and cable. In the main tenancy area, OA, voice and data wire and lineout may be provided at the request of the tenant
4. Window Curtain	Window blind box(es) and rolling winding blind(s)
5. Ceilings	Integrated ceiling system is provided (frame and soundproof brick, lighting attachments and light fixtures, air-conditioning piping, detector etc.)
6. Partitions	Sound insulation plasterboard Celotex with white spray-painting

ANNEX III: PHOTOCOPY OF BUSINESS LICENCE